Exhibit 23
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                          INDEPENDENT AUDITORS' CONSENT
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The Board of Trustees
World Acceptance Corporation Retirement Savings Plan:

We consent to incorporation by reference in the Registration Statement (No. 333-14399) on Form S-8 of World Acceptance Corporation of our report dated May 18, 2001, relating to the statements of net assets available for benefits of the World Acceptance Corporation Retirement Savings Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, as well as the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 11-K of the World Acceptance Corporation Retirement Savings Plan.

                                                                    /s/ KPMG LLP

Greenville, South Carolina
June 27, 2001